WaterBridge Infrastructure LLC

5555 San Felipe Street, Suite 1200

Houston, Texas 77056

(713) 230-8864

April 8, 2026

VIA EDGAR

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F. Street, NE

Washington, DC 20549

Re:	Request for Acceleration of Effectiveness of Registration Statement on Form S-1
(File No. 333-294703) of WaterBridge Infrastructure LLC (the “Registrant”)

Ladies and Gentlemen:

Pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, the Registrant hereby requests that the effective time of the above-referenced Registration Statement be accelerated so that such Registration Statement will become effective at 4:00 p.m., Eastern Time, on April 10, 2026, or as soon thereafter as is practicable.

If you need additional information, please contact Michael S. Telle of Vinson & Elkins L.L.P., the Registrant’s outside counsel, at (713) 758-2350.

Very truly yours, WaterBridge Infrastructure LLC

By:	/s/ Harrison Bolling
Name:	Harrison Bolling
Title:	Executive Vice President, General Counsel